FOR IMMEDIATE RELEASE

Contact:	Renee Campbell
Phone:	+1 402.963.1057
Date:	February 17, 2021

Valmont Reports Fourth Quarter and Full Year 2020 Results

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure development and irrigation equipment and services for agriculture, today reported financial results for the fourth quarter and fiscal year ended December 26, 2020.

Fourth Quarter 2020 Highlights (all metrics compared to Fourth Quarter 2019 unless otherwise noted)
•Net Sales of $798.4 million increased 16.8% led primarily by significantly higher sales in Irrigation and Utility Support Structures

•Operating Income of $54.1 million, or 6.8% of sales ($68.8 million or 8.6% of sales adjusted1) compared to $50.8 million or 7.4% of sales last year

•Diluted Earnings per Share (EPS) improved to $1.68 ($2.20 adjusted1) compared to $1.51; GAAP EPS includes a ($0.38) impact related to the Voluntary One-Time Early Retirement Benefit Program

•Repurchased 190,000 shares of company stock in the fourth quarter for $28.5 million, at an average price of $149.93 per share
•Recognized a more favorable tax rate primarily due to a one-time benefit of a recently-enacted U.S. tax regulation, resulting in an EPS benefit of $0.05 per diluted share

•Record year-end backlog of more than $1.1 billion, reflecting strong market demand

•Commenced shipments for the recently-awarded, multi-year $240.0 million supply agreement to provide irrigation products and services for the Egypt market

•Completed the acquisition of the remaining 40% stake of Torrent® Engineering and Equipment in the Irrigation segment

1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

Full Year 2020 Highlights (all metrics compared to Full Year 2019 unless otherwise noted)

•Net Sales of $2.9 billion increased 4.6%
◦Significantly higher sales in the Utility Support Structures and Irrigation segments were partially offset by lower sales in the Engineered Support Structures and Coatings segments due to COVID-19 impacts; excluding $22.2 million of unfavorable currency impacts, sales grew 5.4%

•Operating Income of $226.0 million, or 7.8% of sales ($268.5 million or 9.3% of sales adjusted1) compared to $227.9 million or 8.2% of sales last year; profitability was similar to last year on a GAAP basis, and increased $40.6 million, or 17.8% on an adjusted basis
◦Profitability improvement was led by higher volumes in Utility Support Structures and Irrigation, and favorable pricing in Engineered Support Structures
◦Operational performance improved in all segments except Coatings, where end-market demand was negatively impacted by COVID-19

•Diluted Earnings per Share of $6.57 ($8.18 adjusted1) compared to $6.73; EPS decreased $0.16, or 2.4% on a GAAP basis and increased $1.45, or 21.5% on an adjusted basis

•Generated strong operating cash flow of $316.3 million, driven by higher receipts of customer advance payments and other working capital management initiatives; strong liquidity led to a reinstatement of share repurchases in September, with year-end 2020 cash and cash equivalents of $400.7 million
•Capital expenditures were $107.0 million, including $42.0 million for strategic investments, which included capacity expansions in existing North American operations, a greenfield expansion in Pittsburgh, PA in the Coatings segment, and technology investments to support global market growth

•Deployed $75.3 million of cash for strategic acquisitions, including $15.9 million inclusive of two acquisitions in the Irrigation segment: Solbras and PrecisionKingTM, and $59.4 million for the remaining stakes in AgSense® and Torrent® Engineering and Equipment
•Returned $93.4 million of capital to shareholders through share repurchases of $56.5 million and dividends of $36.9 million
•Advanced ESG to be a top strategic imperative, including formation of a CEO-led ESG Taskforce, elevating our tagline of 'Conserving Resources. Improving Life®.'
1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

Key Financial Metrics

Fourth Quarter 2020	GAAP			Adjusted[1]
	12/26/2020 4Q 2020	12/28/2019 4Q 2019	vs. 4Q 2019	12/26/2020 4Q 2020	12/28/2019 4Q 2019	vs. 4Q 2019
Net Sales	$798,377	$683,626	16.8%	$798,377	$683,626	16.8%
Operating Income	54,139	50,765	6.6%	68,799	50,765	35.5%
Operating Income as a % of Net Sales	6.8%	7.4%		8.6%	7.4%
Net Earnings	35,815	32,540	10.1%	46,856	32,540	44.0%
Diluted Earnings Per Share	$1.68	$1.51	11.3%	$2.20	$1.51	45.7%
Average Shares Outstanding	21,342	21,596

Full Year 2020	GAAP			Adjusted[1]
	12/26/2020 FY2020	12/28/2019 FY 2019	vs. FY 2019	12/26/2020 FY 2020	12/28/2019 FY 2019	vs. FY 2019
Net Sales	$2,895,355	$2,766,976	4.6%	$2,895,355	$2,766,976	4.6%
Operating Income	225,953	227,905	(0.9)%	268,462	227,905	17.8%
Operating Income as a % of Net Sales	7.8%	8.2%		9.3%	8.2%
Net Earnings	140,693	146,408	(3.9)%	175,302	146,408	19.7%
Diluted Earnings Per Share	$6.57	$6.73	(2.4)%	$8.18	$6.73	21.5%
Average Shares Outstanding	21,425	21,769

"We achieved strong sales and earnings growth this quarter as we remained highly focused on execution and pricing across the portfolio, despite an extraordinary macroeconomic environment,” said Stephen G. Kaniewski, President and Chief Executive Officer. “Sales growth was driven by strong demand in the Utility Support Structures segment, including significantly higher sales of renewable energy products. Additionally, our Irrigation segment delivered strong growth in sales and operating income driven by improved farmer sentiment from higher agricultural commodity prices and first deliveries of the large, multi-year project for the Egypt market during the quarter. Performance in the both the Engineered Support Structures and Coatings segments continued to improve. We recognized another quarter of solid operating cash flows, driven by our strategic priorities for working capital management."
Kaniewski continued, “As we reflect on 2020, I want to thank our entire Valmont team of 10,000 global associates. Their hard work and dedication enabled us to achieve solid sales, operating profit, and earnings growth, as well as significant cash flow, demonstrating their agility to execute our strategy for long-term profitable growth, even in an unprecedented environment. The safety of our employees and commitments to our customers remain our top priorities. I'm very proud of our global team's continued resilience in safely navigating COVID-19 while supporting critical infrastructure sectors and food security around the world. As we approach our 75th year as a company, we have elevated ESG to permeate throughout our entire business. Our long-standing tagline of 'Conserving Resources. Improving Life.®' fully encompasses our purpose as a Company, and demonstrates our commitment to helping advance a more resilient and sustainable world.”

1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

Fourth Quarter 2020 Segment Review

Infrastructure

Utility Support Structures Segment (33.9% of Sales)
Steel, concrete and composite structures for utility markets, including transmission, distribution, substations, and renewable energy generation equipment
Sales of $271.0 million grew 16.9% year-over-year, led by higher volumes from strategic capacity additions in existing North American operations, and higher sales of global generation products. Volume increases were partially offset by the negative sales impact of lower steel costs when compared to last year.

Operating Income was $25.6 million or 9.4% of sales ($28.0 million adjusted1 or 10.3% of sales) compared to $26.3 million, or 11.4% of sales in 2019. While higher volumes and improved operational performance led to higher profits, quality of earnings was negatively impacted by a higher sales mix of offshore and other complex steel structures.

Engineered Support Structures Segment (32.1% of Sales)
Poles, towers and components for the lighting, traffic and wireless communication markets, engineered access systems, integrated structure solutions for smart cities, and highway safety products
Sales of $256.1 million were similar to last year, as lower volumes, primarily in international markets, were offset by $6.6 million of favorable currency impacts and favorable pricing.

Lighting and traffic sales of $182.6 million increased 2.1% year-over-year, primarily due to favorable pricing across all markets.

Wireless communication structures and components sales of $50.4 million were similar to last year's record fourth-quarter sales. Higher volumes in Europe and favorable pricing in all regions were offset by slightly lower volumes in North American markets.

Access Systems sales of $23.0 million decreased 12.2% year-over-year as expected, due to lower volumes from strategically exiting product lines.

Operating Income was $19.2 million or 7.5% of sales ($24.4 million adjusted1 or 9.5% of sales), compared to $10.5 million or 4.1% of sales in 2019. Profitability improvement was driven by favorable pricing and the non-recurrence of one-time losses in the Access Systems business in fourth quarter 2019.

Coatings Segment (11.2% of Sales)
Galvanizing, painting and anodizing services to preserve and protect metal products
Sales of $89.3 million were similar to last year, as higher internal and international market volumes were offset by lower external volumes in North America due to disruptions from COVID-19 on end customers.

Operating Income was $9.4 million or 10.5% of sales ($11.8 million adjusted1 or 13.2% of sales), compared to $12.0 million or 13.4% of sales in 2019. Favorable pricing and operational efficiency improvements were offset by lower volumes.
1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

Agriculture
Irrigation Segment (25.0% of Sales)
Irrigation equipment, center pivots and linears for agricultural markets, including, parts, services, and tubular products, and advanced technology solutions for water management and precision agriculture

Global sales of $199.3 million increased 49.8% year-over-year, due to higher volumes across all markets, particularly in the Middle East, partially offset by $6.3 million of unfavorable currency impacts primarily from the depreciation of the Brazilian Real.

North American sales of $97.1 million increased 14.8% compared to 2019, due to higher volumes across all irrigation product lines, and higher industrial tubing sales.

International sales of $102.2 million more than doubled year-over-year and increased more than 120.0% in local currencies. Sales growth was led by initial deliveries of the large multi-year Egypt project, higher volumes in South American and European markets, including continued strong demand in Brazil, and sales from recent acquisitions.

Operating Income was $22.3 million, or 11.2% of sales ($25.3 million adjusted1 or 12.7% of sales), compared to $11.8 million, or 8.9% of sales in 2019. Profitability growth was driven by higher volumes and improved operational efficiency, partially offset by higher SG&A expense, including $1.4 million of incremental R&D expense for technology growth investments.

Continuation of Enhanced COVID-19 Safety Protocols
To protect the safety, health and well-being of employees, customers, suppliers and communities, Valmont continues to follow CDC, WHO and local guidelines in all its facilities. The Company monitors health advisories on a continuous basis, and continues to take deliberate steps to protect all stakeholders and minimize the operational and financial impacts on the business during the pandemic. During the fourth quarter, Valmont did not experience any significant disruptions in its operations or supply chain.

Balance Sheet, Liquidity and Capital Allocation
The Company continues to generate strong cash flows through a focus on working capital management, including strategic customer payment initiatives and improvements in inventory turns. Cash and cash equivalents were $400.7 million at end of the fourth quarter. Valmont purchased $28.5 million of company stock in the fourth quarter, and $148.0 million remains on the current authorization, with no expiration. During the quarter, Fitch reaffirmed the Company’s BBB-/Stable credit rating. Valmont remains committed to maintaining its Investment Grade rating. The Company generated free cash flow of 1.5 times net earnings, exceeding its long-term financial goal for the year.

Voluntary One-Time Early Retirement Benefit Program
Earlier in the year, Valmont initiated a one-time, voluntary Early Retirement Program. Approximately 6.0% of the U.S. administrative workforce chose the program, resulting in pre-tax charges of $10.9 million ($8.2 million after-tax) which are included in GAAP fourth quarter segment results. The impact to GAAP EPS was ($0.38) with an expected payback of 24 months.

First-Quarter and Full Year 2021 Financial Outlook and Key Assumptions
While certain aspects of the pandemic's impact on global economic factors and pace of economic recovery remain uncertain, the Company will continue to provide a greater level of transparency, including key assumptions and indications for first quarter 2021, to help the financial community understand short-term impacts and expectations. The Company is also providing certain key assumptions and indications for full-year 2021.
1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

While improving visibility has enabled management to reinstate guidance for 2021, a wider than historical range has been provided for some metrics, to account for an operating environment that remains dynamic. Additionally, the Company is providing Irrigation segment sales estimates due to expected significantly higher sales led by the large project for Egypt, continued strong net farm income levels and positive farmer sentiment, and a robust Brazilian market.

1Q 2021 Financial Outlook
•1Q Net Sales estimated to be $740.0 - $765.0 million, an increase of 10.0% - 13.0% vs. prior year
•1Q Operating Profit Margin estimated to be 9.0% - 10.0%
•1Q Irrigation segment sales estimated to be $235.0 - $245.0 million, an increase of 50.0% - 56.0% vs. prior year
Full Year 2021 Financial Outlook and Key Assumptions
•Net Sales estimated to increase 9.0% - 14.0% vs. prior year
•Favorable foreign currency translation impact of approximately 2.0% of Net Sales
•Irrigation segment sales estimated to significantly increase 27.0% - 30.0% vs. prior year
•In Utility Support Structures, significant raw material cost inflation will negatively impact gross profit margins in the first half of 2021
•Diluted Earnings per Share estimated to be $9.00 - $9.70
•Tax rate between 24.0% - 25.0%
•Capital expenditures to be in the range of $110 - $120 million to support strategic growth initiatives and Industry 4.0 advanced manufacturing initiatives
•No closures of large manufacturing facilities, workforce disruptions, or significant supply chain interruptions due to COVID-19

Further, the Company has made the decision to divest the Access Systems product line. During 2021, Valmont will continue to strategically evaluate certain product lines and geographic market presence across its businesses. If needed, adjustments to the 2021 financial outlook will be provided in future quarters.

Kaniewski added, "As we turn our focus to 2021, the safety and well-being of our employees remains our number one imperative, while we continue to execute and drive growth and performance. We are entering the year with a record backlog of more than $1.1 billion, and expect to benefit from market tailwinds across many of our global markets this year. Backlog in the Utility Support Structures segment remains at elevated levels, which is providing a good line of sight for us well into the year. Additionally, during first quarter we were awarded the third purchase order of approximately $70 million for the large project in the southeast U.S., providing good momentum as we start the year. In the Engineered Support Structures segment, we expect growing demand in wireless communications markets as 5G build-outs continue to ramp. Our Coatings business is trending in-line with improving industrial production levels. In Irrigation, the large, multi-year project for Egypt and favorable market trends globally are providing strong momentum, and improved net farm income is leading to positive grower sentiment. Across the portfolio, we have already implemented pricing strategies to recover the impact of unprecedented raw material cost increases. Additionally, our strong balance sheet and cash flows give us flexibility to execute our long-term strategic plan. Our strategy remains focused on long-term growth, and an organizational emphasis on ESG principles, Return on Invested Capital, Operational Excellence
1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document and strengthening our organization for the future. We look forward to delivering another year of strong returns to our shareholders in 2021."

A live audio discussion with Stephen G. Kaniewski, President and Chief Executive Officer, and Avner M. Applbaum, Executive Vice President and Chief Financial Officer, will be accessible by telephone on Thursday, February 18, 2021 at 8:00 a.m. CST by dialing 1-877-407-6184 or 1-201-389-0877 (no Conference ID needed), or via webcast by pointing browsers to this link: Valmont Industries 4Q 2020 and Full Year Earnings Conference Call. A slide presentation will simultaneously be available for download on the Investors page at valmont.com. A replay of the event can be accessed two hours after the call at the above link or by telephone at 1-877-660-6853 or 1-201-612-7415. Please use conference identification number 13713718. The replay will be available through 10:59 p.m. CST on February 25, 2021.

About Valmont Industries, Inc.
Valmont is a global leader, designing and manufacturing engineered products and services that support global infrastructure development and agricultural productivity. Its products for infrastructure serve highway, transportation, wireless communication, electric transmission, and industrial construction and energy markets. Its irrigation equipment and services for large-scale agriculture improve farm productivity while conserving fresh water resources. In addition, Valmont provides coatings services that protect against corrosion and improve the service life of steel and other metal products. For more information, visit valmont.com.

Concerning Forward-Looking Statements
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, the continuing and developing effects of COVID-19 including the effects of the outbreak on the general economy and the specific economic effects on the Company’s business and that of its customers and suppliers, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

###
1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share amounts)
(unaudited)

	Fourth Quarter		Year-to-Date
	13 Weeks Ended		Year Ended

	26-Dec-20	28-Dec-19	26-Dec-20	28-Dec-19
Net sales	$798,377	$683,626	$2,895,355	$2,766,976
Cost of sales	593,796	517,035	2,129,841	2,084,295
Gross profit	204,581	166,591	765,514	682,681
Selling, general and administrative expenses	150,442	115,826	522,923	454,776
Impairment of goodwill and intangible assets	—	—	16,638	—
Operating income	54,139	50,765	225,953	227,905
Other income (expense)
Interest expense	(10,509)	(10,182)	(41,075)	(40,153)
Interest income	443	1,127	2,374	3,942
Gain on investments (unrealized)	1,341	1,206	2,443	5,960
Other	1,724	266	3,073	2,204
Other income (expense), net	(7,001)	(7,583)	(33,185)	(28,047)
Earnings before income taxes	47,138	43,182	192,768	199,858
Income tax expense	10,443	8,987	49,615	47,753
Equity in (loss) of nonconsolidated subsidiaries	(249)	—	(1,004)	—
Net earnings	36,446	34,195	142,149	152,105
Less: (Earnings) attributable to non-controlling interests	(631)	(1,655)	(1,456)	(5,697)
Net earnings attributable to Valmont Industries, Inc.	$35,815	$32,540	$140,693	$146,408

Average shares outstanding (000's) - Basic	21,184	21,462	21,315	21,659
Earnings per share - Basic	$1.69	$1.52	$6.60	$6.76

Average shares outstanding (000's) - Diluted	21,342	21,596	21,425	21,769
Earnings per share - Diluted	$1.68	$1.51	$6.57	$6.73

Cash dividends per share	$0.450	$0.375	$1.800	$1.500

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Dollars in thousands)
(unaudited)

	Fourth Quarter		Year-to-Date
	13 Weeks Ended		Year Ended
	26-Dec-20	28-Dec-19	26-Dec-20	28-Dec-19
Net sales
Utility Support Structures	$271,031	$231,871	$1,002,209	$890,580
Engineered Support Structures	256,057	255,196	995,840	1,012,290
Coatings	89,336	89,693	345,312	367,835
Infrastructure products	616,424	576,760	2,343,361	2,270,705
Irrigation	199,263	133,015	645,831	585,196
Less: Intersegment sales	(17,310)	(26,149)	(93,837)	(88,925)
Total	$798,377	$683,626	$2,895,355	$2,766,976

Operating Income
Utility Support Structures	$25,600	$26,345	$100,855	$87,788
Engineered Support Structures	19,159	10,475	65,342	65,627
Coatings	9,357	11,971	42,975	51,008
Infrastructure products	54,116	48,791	209,172	204,423
Irrigation	22,345	11,819	83,046	71,687
Corporate	(22,322)	(9,845)	(66,265)	(48,205)
Total	$54,139	$50,765	$225,953	$227,905

The backlog of orders for the principal products manufactured and marketed was $1,139.1 million at the end of the 2020 fiscal year and $924.1 million at the end of the 2019 fiscal year. An order is reported in our backlog upon receipt of a purchase order from the customer or execution of a sales order contract. We anticipate that most of the 2020 backlog of orders will be filled during fiscal year 2021 . At year-end, the segments with backlog were as follows (dollar amounts in millions):

	12/26/2020	12/28/2019
Engineered Support Structures	$247.1	$254.0
Utility Support Structures	563.3	615.0
Irrigation	328.3	55.0
Coatings	0.4	0.1
	$1,139.1	$924.1

Valmont has aggregated its business segments into four global reportable segments as follows.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for utility markets, including transmission, distribution, and substation products, and renewable energy generation equipment.

Engineered Support Structures: This segment consists of the manufacture and distribution of engineered poles, towers, and components for lighting, transportation, and wireless communication markets, including integrated structure solutions for smart cities, and engineered access systems.

Coatings: This segment consists of global galvanizing, painting and anodizing services to preserve and protect metal products.

Irrigation: This segment consists of the global manufacture of agricultural irrigation equipment, parts, services, tubular products, and advanced technology solutions for water management and precision agriculture.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	26-Dec-20	28-Dec-19
ASSETS
Current assets:
Cash and cash equivalents	$400,726	$353,542
Accounts receivable, net	517,607	480,000
Inventories	448,941	418,370
Contract asset - costs and profits in excess of billings	123,495	141,322
Prepaid expenses and other assets	59,804	32,043
Refundable income taxes	9,945	6,947
Total current assets	1,560,518	1,432,224
Property, plant and equipment, net	597,727	558,129
Goodwill and other assets	800,808	816,863
	$2,959,053	$2,807,216

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$2,748	$760
Notes payable to banks	35,147	21,774
Accounts payable	268,099	197,957
Accrued expenses	227,735	167,264
Contract liability - billings in excess of costs and earnings	135,911	117,945
Dividend payable	9,556	8,079
Total current liabilities	679,196	513,779
Long-term debt, excluding current installments	728,431	764,944
Other long-term liabilities	343,590	338,748
Shareholders' equity	1,207,836	1,189,745
	$2,959,053	$2,807,216

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	YTD	YTD
	26-Dec-20	28-Dec-19
Cash flows from operating activities
Net Earnings	$142,149	$152,105
Depreciation and amortization	82,892	82,264
Impairment of long-lived assets	20,389	—
Contribution to defined benefit pension plan	(35,399)	(18,461)
Change in working capital	52,282	80,651
Other	53,981	11,055
Net cash flows from operating activities	316,294	307,614

Cash flows from investing activities
Purchase of property, plant, and equipment	(106,700)	(97,425)
Acquisitions	(15,862)	(81,841)
Other	18,533	11,116
Net cash flows from investing activities	(104,029)	(168,150)

Cash flows from financing activities
Proceeds from long-term borrowings	88,872	31,000
Proceeds (payments) from short-term borrowings	13,044	11,327
Principal payments on long-term borrowings	(121,665)	(10,768)
Purchase of treasury shares	(56,491)	(62,915)
Purchase of noncontrolling interest	(59,416)	(27,845)
Dividends paid	(36,930)	(32,642)
Other	(1,170)	(7,107)
Net cash flows from financing activities	(173,756)	(98,950)
Effect of exchange rates on cash and cash equivalents	8,675	(182)
Net change in cash and cash equivalents	47,184	40,332
Cash and cash equivalents - beginning of year	353,542	313,210
Cash and cash equivalents - end of period	$400,726	$353,542

	26-Dec-20	28-Dec-19
Cash flow from operations	$316,294	$307,614
Purchase of property, plant, and equipment	(106,700)	(97,425)
Free Cash flows	$209,594	$210,189

Net earnings	$140,693	146,408
Free cash flow conversion - Net earnings	1.5	1.4

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS
REGULATION G RECONCILIATION
(Dollars in thousands, except per share amounts)
(unaudited)

The non-GAAP tables below disclose the impact on (a) diluted earnings per share of (1) impairment of goodwill, and tradenames, (2) restructuring costs and non-recurring asset impairments (b) operating income from these expenses, and (c) segment operating income for these items. Amounts may be impacted by rounding. We believe it is useful when considering company performance for the non-GAAP adjusted net earnings and operating income to be taken into consideration by management and investors with the related reported GAAP measures.

	Thirteen weeks ended December 26, 2020	Diluted	Year ended December 26, 2020	Diluted
		earnings per		earnings per
		share		share
Net earnings attributable to Valmont Industries, Inc. - as reported	$35,815	$1.68	$140,693	$6.57
Impairment of goodwill and intangible assets, pre-tax	—	—	16,638	0.78
Restructuring and asset impairment costs - pre-tax	14,660	0.69	25,871	1.21
Total Adjustments	14,660	0.69	42,509	1.98
Tax effect of adjustments *	(3,619)	(0.17)	(6,372)	(0.30)
UK tax rate change	—	—	(1,528)	(0.07)
Net earnings attributable to Valmont Industries, Inc. - Adjusted	$46,856	$2.20	$175,302	$8.18
Average shares outstanding (000’s) - Diluted		21,342		21,425
* The tax effect of adjustments is calculated based on the income tax rate in each applicable jurisdiction.

	Thirteen weeks ended December 26, 2020	Year ended December 26, 2020

Operating Income Reconciliation
Operating income - as reported	$54,139	$225,953
Impairment of goodwill and tradename	—	16,638
Restructuring and asset impairment costs	14,660	25,871
Adjusted Operating Income	$68,799	$268,462
Net Sales - as reported	798,377	2,895,355
Operating Income as a % of Sales	6.8%	7.8%
Adjusted Operating Income as a % of Sales	8.6%	9.3%

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS
REGULATION G RECONCILIATION (CONTINUED)

For the fourth quarter ended December 26, 2020
	Engineered	Utility
	Support	Support
Segment Operating Income Reconciliation	Structures	Structures	Coatings	Irrigation	Corporate

Operating income - as reported	$19,159	$25,600	$9,357	$22,345	$(22,322)
Restructuring and related asset impairment costs	5,220	2,388	2,445	2,968	1,639
Adjusted Operating Income	$24,379	$27,988	$11,802	$25,313	$(20,683)

Net sales	$256,057	$271,031	$89,336	$199,263	—

Operating Income as a % of Sales	7.5%	9.4%	10.5%	11.2%	NM

Adjusted Operating Income as a % of Sales	9.5%	10.3%	13.2%	12.7%	NM

For the year ended December 26, 2020
	Engineered	Utility
	Support	Support
Segment Operating Income Reconciliation	Structures	Structures	Coatings	Irrigation	Corporate

Operating income - as reported	$65,342	$100,855	$42,975	$83,046	$(66,265)
Impairment of goodwill and tradename	16,638	—	—	—	—
Restructuring and related asset impairment costs	7,584	9,363	3,951	2,968	2,005
Adjusted Operating Income	$89,564	$110,218	$46,926	$86,014	$(64,260)

Net sales	$995,840	$1,002,209	$345,312	$645,831	—

Operating Income as a % of Sales	6.6%	10.1%	12.4%	12.9%	NM

Adjusted Operating Income as a % of Sales	9.0%	11.0%	13.6%	13.3%	NM